Exhibit (a)(5)(F)

Novartis International AG CH-4002 Basel Switzerland https://www.novartis.com https://x.com/NovartisNews

MEDIA & INVESTOR RELEASE

Novartis announces expiration of Hart-Scott-Rodino waiting period of Tourmaline Bio tender offer

Basel, October 22, 2025 - Novartis today announced the expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), in connection with Novartis’ previously announced tender offer to acquire all of the outstanding shares of common stock, par value $0.0001 per share (the “Shares”), of Tourmaline Bio, Inc., a Delaware corporation (“Tourmaline”), at a price of $48.00 per Share, in cash, without interest and subject to any applicable withholding. The expiration of the HSR Act waiting period occurred at 11:59 p.m., Eastern Time, on October 21, 2025.

Expiration of the waiting period under the HSR Act satisfies one of the conditions necessary for the consummation of the transactions contemplated by the Agreement and Plan of Merger, dated as of September 8, 2025 (the “Merger Agreement”), among Novartis, Torino Merger Sub Inc., a Delaware corporation and an indirect wholly owned subsidiary of Novartis (“Purchaser”), and Tourmaline, including the tender offer and the subsequent merger, which remain subject to the condition that there be validly tendered and not validly withdrawn in accordance with the terms of the offer, immediately prior to the Expiration Date (as defined below) a number of Shares that, together with any Shares then owned by Novartis or any of its direct or indirect wholly owned subsidiaries, represents at least a majority of Shares outstanding at the time of expiration of the offer. The offer will expire at one minute following 11:59 p.m., Eastern Time, on October 27, 2025, unless the offer is otherwise extended (such date or subsequent date to which the expiration of the offer is extended in accordance with the terms of the Merger Agreement, the “Expiration Date”) or earlier terminated in accordance with the Merger Agreement.

Additional information

This press release is neither an offer to purchase nor a solicitation of an offer to sell any Shares or any other securities. The tender offer for the outstanding Shares described in this press release commenced upon the filing by Novartis and Purchaser of a tender offer statement on Schedule TO, including an offer to purchase, a letter of transmittal and related documents, with the SEC on September 29, 2025. Tourmaline also filed a solicitation/recommendation statement on Schedule 14D-9 with the SEC.

INVESTORS AND SECURITY HOLDERS ARE URGED TO CAREFULLY READ BOTH THE TENDER OFFER MATERIALS (INCLUDING AN OFFER TO PURCHASE, A LETTER OF TRANSMITTAL AND RELATED DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 REGARDING THE OFFER, AS THEY MAY BE AMENDED FROM TIME TO TIME, BECAUSE THEY CONTAIN IMPORTANT INFORMATION THAT INVESTORS AND SECURITY HOLDERS SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING TENDERING THEIR SECURITIES.

An offer to purchase the Shares is only being made pursuant to the offer to purchase, the letter of transmittal and related offer documents filed as part of the Schedule TO. Those materials and all other documents filed by, or caused to be filed by, Novartis, Purchaser and Tourmaline with the SEC are available at no charge on the SEC’s website at www.sec.gov/ or by directing such requests to the information agent for the offer, which is named in the tender offer statement. The offer to purchase and related materials also may be obtained for free under the “Investors – Financial Data” section of Novartis’s website at www.novartis.com/investors/financial-data/sec-filings. The solicitation/recommendation statement also may be obtained for free under the “Investors” section of Tourmaline’s website at ir.tourmalinebio.com. In addition, Tourmaline files annual, quarterly and current reports and other information, and Novartis files annual reports and other information with the SEC, which are also available to the public at no charge at www.sec.gov.

Disclaimer

This press release contains statements that are not statements of historical fact, or “forward-looking statements,” including with respect to Novartis’s proposed acquisition of Tourmaline. Forward-looking statements can generally be identified by words such as “potential,” “can,” “will,” “plan,” “may,” “could,” “would,” “expect,” “anticipate,” “look forward,” “believe,” “committed,” “investigational,” “pipeline,” “launch,” or similar terms, or by express or implied discussions regarding potential marketing approvals, new indications or labeling for Tourmaline’s product candidates, Tourmaline’s platform, the proposed acquisition of Tourmaline and the expected timetable for completing the proposed acquisition, the benefits sought to be achieved in the proposed acquisition, or potential future revenues from Tourmaline’s product candidates. You should not place undue reliance on these statements. Such forward-looking statements are based on Novartis’s current beliefs and expectations regarding future events and are subject to significant known and unknown risks and uncertainties. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those set forth in the forward-looking statements. There can be no guarantee that clinical trials for any of Tourmaline’s product candidates will be successful, that Tourmaline’s approach to the discovery and development of product candidates based on its AOC™ platform will produce any products of commercial value, that any of Tourmaline’s product candidates will be submitted for marketing approval or approved for sale or, if approved, receive approval for any additional indications or labeling, in any market, or at any particular time, nor can there be any guarantee that, if approved, any of Tourmaline’s product candidates will be commercially successful in the future. Neither can there be any guarantee that the conditions to the closing of the proposed acquisition will be satisfied on the expected timetable or at all or that the expected benefits or synergies from this transaction will be achieved in the expected timeframe, or at all. In particular, expectations regarding Tourmaline or the transaction described in this press release could be affected by, among other things, the timing of the offer and the satisfaction of customary closing conditions, including the tender of a majority of the outstanding Shares and the receipt of regulatory approvals on acceptable terms or at all; the risk that competing offers or acquisition proposals will be made; the effects of disruption from the transactions contemplated by the Merger Agreement and the impact of the announcement and pendency of the transactions on Novartis and/or Tourmaline’s businesses, including their relationships with employees, business partners or governmental entities; the risk that the offer or the merger may be more expensive to complete than anticipated; the risk that stockholder litigation in connection with the offer or the merger may result in significant costs of defense, indemnification and liability; a diversion of management’s attention from ongoing business operations and opportunities as a result of the offer, the merger or otherwise; general industry conditions and competition; general political, economic and business conditions, including interest rate and currency exchange rate fluctuations; the uncertainties inherent in research and development, including clinical trial results and additional analysis of existing clinical data; regulatory actions or delays or government regulation generally; global trends toward health care cost containment, including government, payor and general public pricing and reimbursement pressures and requirements for increased pricing transparency; our ability to obtain or maintain proprietary intellectual property protection; the particular prescribing preferences of physicians and patients; general political, economic and business conditions; safety, quality, data integrity or manufacturing issues; potential or actual data security and data privacy breaches, or disruptions of our information technology systems, and other risks and factors referred to in Novartis AG’s and Tourmaline’s filings and reports with the SEC, including Novartis AG’s Annual Report on Form 20-F for the year ended December 31, 2024, Tourmaline’s Annual Report on Form 10-K for the year ended December 31, 2024, Quarterly Reports on Form 10-Q for the quarters ended March 31, 2025 and June 30, 2025, and any subsequent filings made by either party with the SEC, available on the SEC’s website at www.sec.gov. Novartis is providing the information in this press release as of this date, and Novartis does not undertake any obligation to update any forward-looking statements contained in this press release as a result of new information, future events or otherwise, except to the extent required by law.

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Novartis Media Relations E-mail: media.relations@novartis.com
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